UNITED STATES
                          NUCLEAR REGULATORY COMMISSION
                           WASHINGTON, D.C. 20555-0001

                                December 2, 1997

John H. O'Neill, Jr., Esq.
Shaw, Pittman, Potts & Trowbridge
2300 N Street, NW
Washington, D.C.  20037

SUBJECT:  ENVIRONMENTAL  ASSESSMENT AND FINDING OF NO SIGNIFICANT
          IMPACT AND NOTICE OF CONSIDERATION OF APPROVAL OF APPLICATION REGARDING PROPOSED RESTRUCTURING CONCERNING THE INDIRECT TRANSFER OF CONTROL OF ATLANTIC CITY ELECTRIC COMPANY'S (ACE) AND DELMARVA POWER AND LIGHT COMPANY'S (DP&L) INTERESTS IN PEACH BOTTOM ATOMIC POWER STATION, UNITS 2 AND 3 (TAC NOS. M98682 AND M98683)

Dear Mr. O'Neill:

Enclosed is a copy of the Environmental Assessment and Finding of No Significant Impact and a Notice of Consideration of Approval of Application Regarding Proposed Corporate Restructuring concerning the indirect transfer of control of ACE's and DP&L's possessory interests in the Peach Bottom Atomic Power Station, Units 2 and 3, licenses that would result from the restructuring. The assessment and notice relate to an application filed by ACE and DP&L under cover of your letter dated April 30, 1997, for consent under 10 CFR 50.80 regarding the proposed merger of Atlantic Energy, Inc. (the parent holding company of ACE) and DP&L, resulting in the formation of a new holding company, Conectiv, Inc.

The assessment and notice are being forwarded to the Office of the Federal Register for publication.

                                  Sincerely,


                                  /s/ John F. Stolz for
                                  L. Mark Padovan, Project Manager
                                  Project Directorate I-2
                                  Division of Reactor Projects - I/II
                                  Office of Nuclear Reactor Regulation

Docket Nos. 50-277 and 50-278

Enclosures:       1.  Environmental Assessment
                  2.  Notice of Corporate Restructuring

cc w/encls:       See next page

PECO Energy Company                        Peach Bottom Atomic Power Station,
                                           Units 2 and 3
cc:

J. W. Durham, Sr., Esquire                    Chief-Division of Nuclear Safety
Sr. V.P. & General Counsel                    PA Dept. of Environmental
PECO Energy Company                             Resources
2301 Market Street, S26-1                     P.O. Box 8469
Philadelphia, PA 19101                        Harrisburg, PA 17105-8469

PECO Energy Company                           Board of Supervisors
ATTN:  Mr. T. N. Mitchell,                    Peach Bottom Township
       Vice President                         R.D. #1
Peach Bottom Atomic Power Station             Delta, PA 17314
1848 Lay Road
Delta, PA 17314                               Public Service Commission of
                                                Maryland
PECO Energy Company                           Engineering Division
ATTN:  Regulatory Engineer, A4-5S             Chief Engineer
Peach Bottom Atomic Power Station             6 St. Paul Centre
1848 Lay Road                                 Baltimore, MD 21202-6806
Delta, PA 17314
                                              Mr. Richard McLean
Resident Inspector                            Power Plant and Environmental
U.S. Nuclear Regulatory                         Review Division
  Commission                                  Department of Natural Resources
Peach Bottom Atomic Power Station             B-3, Tawes State Office Building
P.O. Box 399                                  Annapolis, MD 21401
Delta, PA 17314
                                              Dr. Judith Johnsrud
Regional Administrator, Region I              National Energy Committee
U.S. Nuclear Regulatory                       Sierra Club
  Commission                                  433 Orlando Avenue
475 Allendale Road                            State College, PA 16803
King of Prussia, PA 19406
                                              Manager-Business & Co-owner
Mr. Roland Fletcher                             Affairs
Department of Environment                     Public Service Electric and Gas
201 West Preston Street                         Company
Baltimore, MD 21201                           P.O. Box 236
                                              Hancocks Bridge, NJ 08038-0236
A.F. Kirby, III
External Operations - Nuclear                 Manager-Peach Bottom Licensing
Delmarva Power & Light Company                PECO Energy Company
P.O. Box 231                                  Nuclear Group Headquarters
Wilmington, DE 19899                          Correspondence Control Desk
                                              P.O.     Box No. 195
PECO Energy Company                           Wayne, PA 19087-0195
Plant Manager
Peach Bottom Atomic Power Station             James E. Franklin, II, Esq.
1848 Lay Road                                 Sr. V.P. and General Counsel
Delta, PA 17314                               Atlantic City Electric Company
                                              6801 Blackhorse Pike
                                              Egg Harbor Township, NJ 08234-4130

PECO Energy Company                        Peach Bottom Atomic Power Station,
                                           Units 2 and 3

Mr. George A. Hunger, Jr.                     Dale G. Stoodley, Esq.
Director-Licensing, MC 62A-1                  V.P. and General Counsel
PECO Energy Company                           Delmarva Power & Light Company
Nuclear Group Headquarters                    800 King Street
Correspondence Control Desk                   P.O. Box 231
P.O. Box No. 195                              Wilmington, DE 19899
Wayne, PA 19087-0195

Mr. Leon R. Eliason
Chief Nuclear Officer &
  President-Nuclear Business Unit
Public Service Electric and Gas
  Company
Post Office Box 236
Hancocks Bridge, NJ 08038

Mr. Roy Denmark
Environmental Review Coordinator
Environmental Protection Agency
841 Chestnut Street
Philadelphia, PA 19107

                  UNITED STATES NUCLEAR REGULATORY COMMISSION

                              PECO ENERGY COMPANY

                    PUBLIC SERVICE ELECTRIC AND GAS COMPANY

                        DELMARVA POWER AND LIGHT COMPANY

                         ATLANTIC CITY ELECTRIC COMPANY

                PEACH BOTTOM ATOMIC POWER STATION, UNITS 2 AND 3

                         DOCKET NOS. 50-277 AND 50-278

                     ENVIRONMENTAL ASSESSMENT AND FINDING OF

                              NO SIGNIFICANT IMPACT



     The U.S Nuclear Regulatory Commission (the Commission) is considering approval, by issuance of an order, under 10 CFR 50.80, of the indirect transfer of control of the interests in the Peach Bottom Atomic Power Station (PBAPS), Units 2 and 3, licenses to the extent effected by a proposed merger of Atlantic Energy, Inc. (the parent holding company of Atlantic City Electric Company
(ACE)) and Delmarva Power & Light Company (DP&L), resulting in the formation of a new holding company, Conectiv, Inc. ACE is co-holder of Facility Operating Licenses Nos. DPR-44 and DPR-56, along with Public Service Electric and Gas Company (PSE&G), PECO Energy Company (PECO), and DP&L, issued for operation of the PBAPS, Units 2 and 3, located in Peach Bottom Township, York County, Pennsylvania.

ENVIRONMENTAL  ASSESSMENT

Identification  of  the  Proposed Action:

     The proposed action would consent to the indirect transfer of the interests in PBAPS to the extent effected by the proposed merger of Atlantic Energy, Inc. and DP&L, resulting in the formation of a new holding company, Conectiv, Inc., under which ACE and DP&L would become wholly owned subsidiaries. No direct transfer of the licenses as held by ACE and DP&L would occur. PECO, the licensed operator of the facilities, and PSE&G are not involved in the merger and restructuring.

     The proposed action is in accordance with an application filed by ACE and DP&L under cover of a letter dated April 30, 1997, from John H. O'Neill, Jr., of Shaw, Pittman, Potts & Trowbridge, Counsel for ACE and DP&L.

The Need for the Proposed Action:

     The proposed action is required to enable the proposed merger and restructuring of Atlantic Energy, Inc., ACE and DP&L to occur to the extent indirect transfers of control of the licenses will be effected by the merger and restructuring.

Environmental Impacts of the Proposed Action:

     The Commission has completed its evaluation of the proposed action and concludes that there will be no physical or operational changes as a result of the proposed action. The corporate merger and restructuring will not affect the qualifications or organizational affiliation of the personnel who operate the facilities, as PECO, not involved in the merger, will continue to be responsible for the operation of PBAPS, Units 2 and 3.

     The change will not increase the probability or consequences of accidents, no changes are being made in the types of any effluents that may be released offsite, and there is no significant increase in the allowable individual or cumulative occupational radiation exposure. Accordingly, the Commission concludes that there are no significant radiological environmental impacts associated with the proposed action.

     With regard to potential nonradiological impacts, the proposed action will not affect nonradiological plant effluents and will have no other environmental impact. Accordingly, the Commission concludes that there are no significant nonradiological environmental impacts associated with the proposed action.

Alternatives to the Proposed Action:

     Since the Commission has concluded there is no measurable environmental impact associated with the proposed action, any alternatives with equal or greater environmental impact need not be evaluated. As an alternative to the proposed action, the staff considered denial of the proposed action. Denial of the application would result in no change in current environmental impacts. The environmental impacts of the proposed action and the alternative action are similar.

Alternative Use of Resources:

     This action does not involve the use of any resources not previously considered in the "Final Environmental Statement Related to the Operation of Peach Bottom Atomic Power Station, Units 2 and 3," April 1973.

Agencies and Persons Consulted:

     In accordance with its stated policy, on September 15, 1997, the staff consulted with the Pennsylvania State official,

Mr. S. Maingi of the State of Pennsylvania, Bureau of Radiation Protection, regarding the environmental impact of the proposed action. The State official had no comments.

FINDING OF NO SIGNIFICANT IMPACT

     Based upon the environmental assessment, the Commission concludes that the proposed action will not have a significant effect on the quality of the human environment. Accordingly, the Commission has determined not to prepare an environmental impact statement for the proposed action.

     For further details with respect to the proposed action, see the application filed by ACE and DP&L under cover of a letter dated April 30, 1997, as supplemented November 7, 1997, from John H. O'Neill, Jr., of Shaw, Pittman, Potts & Trowbridge (Counsel for ACE and DP&L), which is available for public inspection at the Commission's Public Document Room, the Gelman Building, 2120 L Street, NW., Washington, DC, and at the local public document room located at the Government Publications Section, State Library of Pennsylvania, (REGIONAL DEPOSITORY) Education Building, Walnut Street and Commonwealth Avenue, Box 1601, Harrisburg, Pennsylvania.

     Dated at Rockville, Maryland, this 2nd day of December, 1997.

                                    FOR THE NUCLEAR REGULATORY COMMISSION


                                    /s/ John F. Stolz
                                    John F. Stolz, Director
                                    Project Directorate I-2
                                    Division of Reactor Projects - I/II
                                    Office of Nuclear Reactor Regulation

                   UNITED STATES NUCLEAR REGULATORY COMMISSION

                               PECO ENERGY COMPANY

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY

                        DELMARVA POWER AND LIGHT COMPANY

                         ATLANTIC CITY ELECTRIC COMPANY

                PEACH BOTTOM ATOMIC POWER STATION, UNITS 2 AND 3

                          DOCKET NOS. 50-277 AND 50-278

               NOTICE OF CONSIDERATION OF APPROVAL OF APPLICATION

                   REGARDING PROPOSED CORPORATE RESTRUCTURING


     Notice is hereby given that the U.S. Nuclear Regulatory Commission (the Commission) is considering approval, by issuance of an order, under 10 CFR 50.80, of the indirect transfer of control of Atlantic City Electric Company's
(ACE) and Delmarva Power and Light Company's (DP&L) interests in the Peach Bottom Atomic Power Station (PBAPS), Units 2 and 3, licenses to the extent effected by a proposed merger and restructuring of Atlantic Energy, Inc. (the parent holding company of ACE) and DP&L, resulting in the formation of a new holding company, Conectiv, Inc., under which ACE and DP&L would become wholly owned subsidiaries. Atlantic Energy, Inc., will cease to exist. PECO Energy Company, Public Service Electric and Gas Company (PSE&G), DP&L, and ACE are co-holders of Facility Operating Licenses Nos. DPR-44 and DPR-56, issued for operation of PBAPS, Units 2 and 3, located in Peach Bottom Township, York County, Pennsylvania. PECO, the licensed operator of the facilities, and PSE&G are not involved in the proposed merger and restructuring. An application filed by ACE and DP&L under cover of a letter dated April 30, 1997, from John H. O'Neill, Jr., of Shaw, Pittman, Potts & Trowbridge, Counsel for ACE and DP&L, informed the Commission of the proposed merger and corporate restructuring.

     According to the proposed plan, there will be no significant change in ownership, management, or sources of funds for operation, maintenance, or decommissioning of PBAPS, Units 2 and 3, due to the corporate restructuring. ACE and DP&L will continue to hold the licenses, and no direct transfer of the licenses will occur.

     Pursuant to 10 CFR 50.80, the Commission may approve the transfer of control of a license after appropriate notice to interested persons. Such approval is contingent upon the Commission's determination that the holder of the license following the transfer is qualified to hold the license and that the transfer is otherwise consistent with applicable provisions of law, regulations, and orders of the Commission.

     For further details with respect to the proposed action, see the application filed by ACE and DP&L under cover of a letter dated April 30, 1997, as supplemented November 7, 1997, from John H. O'Neill, Jr., Shaw, Pittman, Potts & Trowbridge (counsel for ACE and DP&L), which is available for public inspection at the Commission's Public Document Room, The Gelman Building, 2120 L Street, NW., Washington, DC, and at the local public document room located at the Government Publications Section, State Library of Pennsylvania, (REGIONAL DEPOSITORY)

Education Building, Walnut Street and Commonwealth Avenue, Box 1601, Harrisburg, Pennsylvania.

     Dated at Rockville, Maryland, this 2nd day of December, 1997.


                             FOR THE NUCLEAR REGULATORY COMMISSION


                             /s/ John F. Stolz
                             John F. Stolz, Director
                             Project Directorate I-2
                             Division of Reactor Projects - I/II
                             Office of Nuclear Reactor Regulation




                                      -3-